   As filed with the Securities and Exchange Commission on February 16, 1999

                                                    Registration No. 333-
==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             --------------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                             --------------------

                            TRANSMEDIA NETWORK INC.
            (Exact name of registrant as specified in its charter)

           Delaware                                             84-6028875
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                        Identification Number)

                           11900 Biscayne Boulevard
                          North Miami, Florida 33181
                                (305) 892-3300
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             --------------------

                            TRANSMEDIA NETWORK INC.
                         1996 LONG-TERM INCENTIVE PLAN
                           (Full title of the Plan)

                             --------------------

                               Gene M. Henderson
                     President and Chief Executive Officer
                            Transmedia Network Inc.
                           11900 Biscayne Boulevard
                          North Miami, Florida 33181
                                (305) 892-3300
             (Name and address, including zip code, and telephone
              number, including area code, of agent for service)

                             --------------------

                                   Copies to
                           Stephen P. Farrell, Esq.
                          Morgan, Lewis & Bockius LLP
                                101 Park Avenue
                           New York, New York 10178
                                (212) 309-6000

                             --------------------

                                                  CALCULATION OF REGISTRATION FEE


                                                                      Proposed            Proposed
                                                                      Maximum              Maximum
    Title of Each Class of Securities to      Amount to be            Offering       Aggregate Offering          Amount of
               be Registered                  Registered(1)       Price Per Share           Price           Registration Fee(3)
----------------------------------------    ----------------    ------------------  --------------------   ---------------------
Common Stock, par value $0.02 per share         1,000,000           $4.16(2)         $4,160,000                 $1,157.00
Total
----------------------------------------    ----------------    ------------------  --------------------   ---------------------

(1) Pursuant to Rule 416(a), the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of the Transmedia Network Inc. 1996 Long-Term Incentive Plan.

(2) Calculated pursuant to Rules 457(c) and (h), based upon the average of the reported high and low sales prices for the Common Stock as reported on the New York Stock Exchange for February 12, 1999.

(3) Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: Proposed Maximum Offering Price per share multiplied by .000278.

==============================================================================

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.    Plan Information.*


Item 2.    Registrant Information and Employee Plan Annual Information.*

    * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "1933 Act"), and the Introductory Note to Part I of Form S-8.


                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The following documents previously filed with the Securities and Exchange Commission (the "Commission") by Transmedia Network Inc., a Delaware corporation (the "Company"), are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, filed with the Commission on December 31, 1998.

         (b) The Company's Current Reports on Form 8-K dated November 6, 1997 (filed with the Commission on November 17, 1998), dated December 29, 1997 (filed with the Commission on January 12, 1998), dated March 3, 1998 (filed with the Commission on March 17, 1998), dated August 6, 1998 (filed with the Commission on August 21, 1998) and dated October 20, 1998 (filed with the Commision on November 2, 1998).

         (c) The description of the Company's Common Stock, registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), contained in the Company's Registration Statement filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating any such description.

         In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

         Any statement contained herein, or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Offers.

         Section 145 of the Delaware General Corporation Law provides that each corporation incorporated thereunder, such as the Company, may indemnify any person who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or serving another corporation at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Lack of good faith is not to be presumed from settlement. No indemnification is allowed in respect to any proceeding charging improper personal benefit to the officer or director in which such person was adjudged to be liable on the basis that personal benefit was improperly received. To the extent any such person succeeds on the merits or otherwise, he shall be indemnified against expenses (including attorneys' fees). A determination that the person to be indemnified meets the applicable standard of conduct, if not made by a court, is made by the Board of Directors by majority vote of a quorum consisting of directors not party to such action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel or by the stockholders. Expenses may be paid in advance upon receipt of undertakings to repay. A corporation may purchase indemnification insurance.

         Article 8 of the Company's Certificate of Incorporation provides that the Company's officers, directors, employees and agents acting in their official capacities are entitled, under certain conditions, to indemnification against liabilities and expenses.

         The Company also currently maintains a directors' and officers' liability insurance policy providing aggregate coverage in the maximum annual amount of $10 million, subject to certain deductibles and participation requirements, insuring the Company's officers and directors against certain liabilities and expenses incurred by such persons in such capacities. The maintenance of such insurance coverage is considered vital by the Company in attracting and retaining the services of qualified directors and officers. The Company, however, cannot be assured that its existing policy will be renewed upon expiration or that, if the policy is not renewed, the Company will be able to obtain similar insurance coverage elsewhere or that the cost thereof will not be prohibitively expensive.

         The Company has not entered into separate indemnification agreements with any of its officers or directors.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 7.  Exemption from Registration.

         Not applicable.

Item 8.     Exhibits.

Exhibit     Description

4.1    -   Certificate of Incorporation of the Company, as amended. (1)

4.2    -   Certificate of Amendment to the Certificate of Incorporation of the
           Company. (2)

4.3    -   Certificate of Amendment to the Certificate of Incorporation of the
           Company, as filed with the Delaware Secretary of State on March 22, 1994. (3)

4.4    -   Certificate of Amendment to the Certificate of Incorporation of the
           Company, as filed with the Delaware Secretary of State on March 3, 1998. (4)

4.5    -   By-Laws of the Company, as amended and restated as of March 4,
           1998. (4)

4.6    -   Transmedia Network Inc. 1996 Long-Term Incentive Plan.

5.1    -   Opinion of Morgan, Lewis & Bockius LLP.

23.1   -   Consent of KPMG LLP.

23.2   -   Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24     -   Powers of Attorney (included on signature pages hereof).

---------------

(1) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1988 and incorporated by reference thereto.

(2) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993 and incorporated by reference thereto.

(3) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994 and incorporated by reference thereto.

(4) Previously filed as an exhibit to the Company's Current Report on Form 8-K, dated March 3, 1998 (filed with the Commission on March 17,
         1998), and incorporated by reference thereto.

Item 9.  Undertakings.

         (A) "The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;"

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on January 25, 1999.

                                              TRANSMEDIA NETWORK INC.

                                              By: /s/ Stephen E. Lerch
                                                  ------------------------------
                                                    Stephen E. Lerch
                                                    Executive Vice President and
                                                    Chief Financial Officer

                              POWERS OF ATTORNEY

      Each person whose name appears below constitutes and appoints F. Philip Handy, Gene M. Henderson and Stephen E. Lerch, and each of them, his true and lawful attorney-in-fact and agent with power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, as well as any related registration statement (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

      Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                  Title                         Date


/s/ F. Philip Handy          Chairman of the Board           January 25, 1999
-------------------
F. Philip Handy

/s/ Gene M. Henderson        Director, President and Chief     January 25, 1999
---------------------        Executive Officer
Gene M. Henderson            (Principal Executive Officer)



/s/ Stephen E. Lerch         Executive Vice President and      January 25, 1999
------------------------     Chief Financial Officer
Stephen E. Lerch             (Principal Financial and
                             Accounting Officer)


/s/ Melvin Chasen            Director                          January 25, 1999
-----------------------
Melvin Chasen


/s/ Jack Africk              Director                          January 25, 1999
-----------------------
Jack Africk


/s/ Rod F. Dammeyer          Director                          January 25, 1999
----------------------
Rod F. Dammeyer


/s/ Herbert M. Gardner       Director                          January 25, 1999
-----------------------
Herbert M. Gardner


                             Director                          January   , 1999
-----------------------
George S. Wiedemann


/s/ Lester Wunderman         Director                          January 25, 1999
-----------------------
Lester Wunderman

                                 Exhibit Index


Exhibit  Description

4.1      Certificate of Incorporation of the Company, as amended. (1)

4.2 Certificate of Amendment to the Certificate of Incorporation of the Company. (2)

4.3 Certificate of Amendment to the Certificate of Incorporation of the Company as filed with the Delaware Secretary of State on March 22, 1994. (3)

4.4 Certificate of Amendment to the Certificate of Incorporation of the Company as filed with the Delaware Secretary of State on March 3, 1998. (4)

4.5      By-Laws of the Company, as amended and restated as of March 4, 1998.
         (4)

4.6      Transmedia Network Inc. 1996 Long-Term Incentive Plan.

5.1      Opinion of Morgan, Lewis & Bockius LLP.

23.1     Consent of KPMG LLP.

23.2     Consent of Morgan, Lewis & Bockius LLP (included on Exhibit 5.1).

24       Powers of Attorney (included on signature pages hereof).

---------------

(1) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1988 and incorporated by reference thereto.

(2) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993 and incorporated by reference thereto.

(3) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994 and incorporated by reference thereto.

(4) Previously filed as an exhibit to the Company's Current Report on Form 8-K, dated March 3, 1998 (filed with the Commission on March 17,
         1998), and incorporated by reference thereto.